Exhibit 10.10

Execution Version

InSight Health Corp. 26250 Enterprise Court Suite 100 Lake Forest, CA 92630-8405 Telephone - 949.282.6000 Facsimile - 949.462.3703

October 26, 2007

PERSONAL AND CONFIDENTIAL

Bret W. Jorgensen

7891 Muirfield Way

PO Box 675926

Rancho Santa Fe, CA  92067

Re:          Resignation Agreement

Dear Bret:

This Letter Agreement (“Agreement”) sets forth the terms and conditions of your appointment as a consultant to InSight Health Services Holdings Corp. (“InSight” or “Company”) effective November 16, 2007, and your resignations from the Company and from InSight Health Services Corp. (“IHSC”), in each case effective as of November 15, 2007.

In consideration of the mutual covenants and promises made in this Agreement, you and InSight agree as follows:

Consulting Services. Effective as of November 16, 2007 (the “Effective Date”), the Company will engage you as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and you hereby accept such engagement, commencing as of November 16, 2007. The engagement as a consultant shall be through May 16, 2008 (the “Consulting Period”). You shall not have any authority to bind or act on behalf of the Company in your capacity as a consultant. During the Consulting Period, you shall render such consulting services to the Company in connection with the Company’s business as may be reasonably requested by the Board of Directors to ensure a smooth transition for the Company following your resignation. A press release in the form of Exhibit A, which has been agreed upon by the Parties, will be issued by the Company.

Consulting Payment/Consideration. In consideration for your signing this Agreement and agreeing to the terms and conditions hereof, including those attached as Exhibits A and B, InSight agrees that for a six month period beginning on December 16, 2007 and continuing until May 16, 2008, it will pay you on a monthly basis in arrears, an amount equal to $34,083.33 each month, without withholding or deduction (such payments are referred to herein as the “Consulting Payments” and such period of time is referred to herein as the Consulting Period), for total payments of $204,499.98. The Consulting Payments will be sent to your home address as set forth above on this Agreement. Notwithstanding the foregoing, in the event that you breach any of the terms and conditions of this Agreement, you shall no longer be entitled to receive any Consulting Payments following the date of such breach until such time as you have cured such breach, if it is capable of being cured. The amounts payable pursuant to this paragraph shall not be reduced by the amount of any other compensation or income you may receive from other full-time employment or any other source during the Consulting Period. The Company shall reimburse you for all reasonable expenses incurred by you directly as a result of and in the course of performing services under this Agreement, and which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Resignation. You acknowledge and agree that, effective November 15, 2007, you will voluntarily resign from your employment, and any and all positions you hold with InSight, IHSC and any of their respective subsidiary or affiliated entities (collectively the “InSight Companies”), including your positions as a member of the Board of Directors of InSight, IHSC and each of the other InSight Companies, and as of that date you relinquish any and all of your authorities with each of the InSight Companies. You and the Company agree that such resignation shall be considered a voluntary resignation by mutual agreement of the parties, that the Executive Employment Agreement dated as of July 1, 2005, between you and IHSC (the “Executive Employment Agreement”), will terminate effective November 15, 2007, and that you shall not be entitled to any monetary compensation, including any salary in lieu of notice or, any fringe benefits, perquisites or other employee benefits from the InSight Companies after November 15, 2007 except as provided in this Resignation Agreement, which supercedes your Executive Employment Agreement. You understand and agree that you shall not be entitled to any bonus for any period after June 30, 2007, and shall not be entitled to any grant of equity securities or equity-like securities as contemplated during the Company’s bankruptcy process or as provided under the Joint Prepackaged Plan of Reorganization of the Company and IHSC, as amended. You also acknowledge and agree that on and after the date hereof and thereafter you will not have authority to bind the InSight Companies without the specific and express authority of the Board of Directors of the Company.

Benefits. As additional consideration for this Agreement, the Company agrees to continue the employee benefits specified in this provision (a) until either November 15, 2008, (b) until you are eligible for comparable employment benefits as the result of full-time employment with another employer; or (c) until your employment by a competitor of the Company. The benefits you will receive during the applicable period are the existing medical, disability, dental and health insurance benefits, plans and programs covering you and any dependents under the same terms and conditions as if you had not resigned including the payment by you of any required premiums and co-payments that are to be made by you. In the event that the Company is not able to keep you on the existing Company plans for health insurance, during the period specified in the first sentence of this provision, the Company will pay both the Company and employee portion of all health insurance premiums for continuation coverage under COBRA (as defined below), for you and any currently insured dependents, and you shall be responsible for the payment of the amount of any required deductibles and co-payments as you were responsible for under the plans immediately prior to your resignation. The Company’s agreement to provide these benefits during the applicable period is contingent upon your participation being permissible under the general terms and provisions of such plans and programs and contingent upon the Company’s right to amend or terminate any employee benefit plans which are applicable generally to the Company’s employees. In the event of either of these contingencies, you will cease to receive these benefits effective the date of the occurrence of the contingency. However, in such an event, the Company agrees to arrange to provide you with benefits and costs substantially similar to those you were receiving at the time of your resignation for the applicable period or its remainder as the Company may obtain for the same costs it was paying for your benefits immediately prior to your resignation.

Release. In consideration of this Agreement, you hereby irrevocably and unconditionally release, waive and forever discharge the Company, its direct and indirect, subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, stockholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that you have ever had, may now have, or may later assert against any of the Company Releasees, concerning, arising out of or related to your employment by or the performance of any services to or on behalf of any of the InSight Companies or the termination of that employment, those services and your positions with the InSight Companies,  arising out of or related to the termination of your employment agreement with the InSight Companies, or arising out of any other agreement you may have or may have had with the InSight Companies, in all cases from the beginning of time to the Effective Date (hereinafter referred to as “Executive’s Claims”), including without limitation:  (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991 (including but not limited to Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act,  the California Industrial Welfare Commission Wage Orders, and the California Labor Code and/or any similar state antidiscrimination and employment statutes, and (ii) any and all other of Executive’s Claims arising out of or related to any contract or employment agreement, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever. You also agree to waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Through the Effective Date of this Agreement, notwithstanding the foregoing, this Agreement shall not affect any of your rights or obligations under (a) the IHSC 401k Savings Plan (the “401k Plan”), (b) the Indemnification Agreement executed by you and the Company effective August 1, 2007 (“Indemnification Agreement, (c) your right to statutory indemnification pursuant to California Labor Code Section 2802, (d) the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (e) workers compensation or unemployment insurance benefit claims, or (f) the terms of this Agreement.

You and the Company hereby waive and relinquish all rights and benefits afforded by California Civil Code Section 1542. You and the Company understand and acknowledge the significance and consequences of this specific waiver of Section 1542. California Civil Code section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

To the fullest extent permitted by law, you represent, warrant and agree not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, arising out of or related to Executive’s Claims. You hereby represent and warrant that you have not brought any complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. You further represent and warrant that you have not in the past and will not in the future assign any of Executive’s Claims to any person, corporation or other entity.

Your execution of this Agreement operates as a complete bar and defense against any and all of Executive’s Claims against the Company and each of the other Company Releasees to the maximum extent permitted by law. If you should hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against the Company or any of the other Company Releasees, this Agreement may be raised as, and shall constitute a complete bar to, any such charge, complaint, action, claim or proceeding and you agree to disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of any administrative investigation or proceeding.

Release by the Company. In consideration of this Agreement, the Company on behalf of itself, its parent and subsidiary corporations (“Company Releasors”) hereby irrevocably and unconditionally releases, waives and forever discharges you, your spouse, family members, and heirs, (the “Jorgensen Releasees”) individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that they have ever had, may now have, or may later assert against the Jorgensen Releasees, whether or not arising out of or related to your employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time to the Effective Date (hereinafter referred to as “Company’s Claims”), including without limitation, any and all other of Company’s Claims arising out of or related to any contract, any and all federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever, including, without limitation, any of Company’s Claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, breach of duty of loyalty or fiduciary duty. Notwithstanding the foregoing, this Agreement shall not affect any of the Company’s rights or obligations under (a) the 401k Plan, (b) the Indemnification Agreement, (c) California Labor Code Section 2802, (d) workers compensation or unemployment insurance benefit claims, (e) COBRA, or (f) the terms of this Agreement.

Further, notwithstanding the foregoing, the Company’s Claims which are being released herein shall not include any claims or causes of action that the Company Releasors have or may have against you as of the Effective Date, which may arise from or be related to (i) any acts or omissions undertaken by you, or undertaken at your express direction, which constitute fraud, theft or embezzlement against the Company, or any act that constitutes a felony under the laws of the United States or any state; or (ii) any voluntary act undertaken by you, which at the time it was taken by you, was intentionally taken by you in knowing violation of a specific written Company directive or policy that was known to you and which causes or caused the Company material harm or subjects or subjected it to liability. The Company is not currently aware of any claim that it may have for any matter covered under this subsection (ii).

To the fullest extent permitted by law, the Company agrees not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, against you or any of the other Jorgensen Releasees arising out of or related to Company’s Claims. The Company hereby represents and warrants that it has not brought any complaint, claim, charge, action or proceeding against you or any of the other Jorgensen Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. The Company further represents and warrants that it has not in the past and will not in the future assign any of Company’s Claims to any person, corporation or other entity.

Execution of this Agreement by the Company operates as a complete bar and defense against any and all of Company’s Claims against you or any of the other Jorgensen Releasees to the maximum extent permitted by law. If the Company should hereafter make any of Company’s Claims in any charge, complaint, action, claim or proceeding against you or any of the other Jorgensen Releasees except as expressly provided for in this Agreement, or arising out of the breach by you of this Agreement, this Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim or proceeding and you and/or the other Jorgensen Releasees shall be entitled to and shall recover from the Company all costs incurred, including reasonable attorneys’ fees, in defending against any such charge, complaint, action, claim or proceeding.

Continuing Obligations to Company. You understand and agree that you have continuing obligations to the Company as set forth in Exhibit B attached hereto. Should you have a legitimate question as to whether a particular prospective employment would be in breach of your obligations under Exhibit B, you may make an inquiry to the Company prior to accepting such a position and if the Company determines that such potential employment will not be a breach of Exhibit B, it will so advise you and/or your prospective employer in writing.

Cooperation. Between the date hereof and November 15, 2007, you agree to provide reasonable cooperation with the Board of Directors of the Company, and any persons they may designate, to ensure an orderly transition of your duties to such person or persons that the Board of Directors of the Company may designate as your replacement. After your resignation, you may be asked questions by the Company, its accountants, financial advisors or attorneys relating to your former duties, to which you agree to respond in a reasonably timely and responsible manner by providing such information as may be within your knowledge. The Parties acknowledge and agree that you may have future employment or other obligations that may limit the amount of your time available to cooperate with the Company under this provision, and thus your reasonable cooperation will take into account any such limitations.

Return of InSight Property; Expenses. As set forth in Exhibit B, you agree to immediately return all Company property and equipment in your possession or under your control, including, but not limited to, credit cards, keys, building access cards, cell phone, TREO, laptop computer, manuals, notebooks, financial statements, reports, and any other Company property. By December 15, 2007, you should submit to InSight all outstanding business expenses incurred by you through November 15, 2007, along with supporting receipts for reimbursement in accordance with the Company’s policies.

Legal Representation. You and InSight each acknowledge that you have had the opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement and the opportunity to receive an explanation from legal counsel of the legal nature and effect of this Agreement, and you have fully exercised that opportunity to the extent desired and you understand the terms and provisions of this Agreement and its nature and effect. You further represent that you are entering into this Agreement freely and voluntarily.

No Admission of Liability. Nothing contained in this Agreement or the fact that you or InSight has signed this Agreement shall be considered as admission of any liability whatsoever either party. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

Confidentiality. As a material inducement to InSight to enter into this Agreement and as an indivisible part of the consideration to be received for entering into this Agreement and for the performance of obligations under this Agreement by each party to this Agreement, you agree that you will not disclose, disseminate, and/or publicize or cause to be disclosed, disseminated, and/or publicized, any of the specific terms of this Agreement, any claims or allegations or the basis for any claims or allegations, which were or could have been made against InSight and its divisions, affiliates, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, stockholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjustors, insurers, and attorneys, which concern and are within the scope of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (c) in response to any subpoena issued by a state or federal governmental agency; or (d) as otherwise required by law. Notwithstanding the foregoing, InSight may file this Agreement with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934.

Assistance/Cooperation Regarding Current or Future Litigation or Investigation. In connection with InSight’s participation in any current or future litigation or investigation relating to events which occurred during your employment with the Company and/or about which you have personal knowledge or information, you agree to cooperate to the fullest extent possible in the preparation, prosecution, or defense of the Company’s case or investigation, including, but not limited to, meeting with the Company’s counsel, the execution of truthful declarations, being a deponent and/or witness, or providing information and/or documents requested by the Company or any governmental agency. You further agree not to voluntarily assist any party, any current or former employee of the Company, and/or attorney in any claim, dispute, charge, or litigation adverse to the Company. This does not prohibit you from testifying truthfully pursuant to a subpoena or lawful court order. In consideration of this agreement by you to cooperate, in the event that the Company requests your cooperation about any matter that does not specifically relate to you or to an action taken by you during your employment with the Company, the Company shall agree to reimburse you for all of your reasonably incurred out-of-pocket expenses incurred in assisting the Company. The Parties acknowledge and agree that you may have future employment or other obligations that may limit the amount of your time available to cooperate with the Company under this provision, and thus your reasonable cooperation will take into account any such limitations.

No Future Employment. You agree not to apply for a position as an employee, consultant, vendor, or other position with the Company or with any of the other Company Releasees.

Non Disparagement. As a material inducement to InSight to enter into this Agreement, you agree that you will not make any negative or disparaging comments about InSight or IHSC. InSight also agrees that it will not make any negative or disparaging comments about you.

Tax Returns. You shall file all tax returns and reports required to be filed by you on the basis that while serving as a consultant from November 16, 2007 through May 16, 2008, you are an independent contractor, rather than an employee, as defined in Treasury Regulation §31.3121(d)-1(c)(2), and you shall indemnify the Company for the amount of any employment taxes paid by the Company as the result of you not withholding employment taxes from the Consulting Payments. You shall be solely responsible for all taxes, including federal, state and local income taxes, FICA, FUTA or similar taxes that may result from you performing services to the Company pursuant to this Agreement.

Other Agreements. Except for (i) Exhibit B, (ii) the InSight 401k Plan, and (iii) the Indemnification Agreement, the terms of this Agreement supercede any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, among you and the Company and IHSC, and this Agreement shall operate to terminate all such other agreements between you and the InSight Companies.

Successors.  This Agreement is binding upon the Company and you and upon the Company’s and your respective successors, assigns, heirs, executors, administrators and legal representatives.

No Strict Construction. The language used in this Agreement shall be deemed to be the language mutually chosen by the parties to reflect their mutual intent and no doctrine of strict construction shall apply against any party.

Entire Agreement. This Agreement constitutes the full, complete, and exclusive agreement between you and InSight with respect to the subject matter discussed herein. This Agreement cannot be changed unless in writing, signed by you, InSight, and IHSC.

Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

Severability. In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

Headings. The headings of the paragraphs in this Agreement are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, or if it or he has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of California.

Consideration Period. You have twenty-one (21) days from receipt of this Agreement to consider this Agreement. InSight advises you to consult with an attorney before signing this Agreement.

Revocation Period. For a period of seven (7) days following the signing of this Agreement, you may revoke this Agreement. This Agreement does not become effective or enforceable until the revocation period has expired without you exercising your option to revoke (“Effective Date”).

Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Please acknowledge your understanding and acceptance of this Agreement by signing this Agreement below and returning it to me no later than 5:00 p.m. on October 26, 2007, or on the twenty-first (21st) day from the day you receive this Agreement. An extra copy of this Agreement has been signed by me and is enclosed for your records.

Sincerely,

/s/ Mitch C. Hill
Mitch C. Hill
Executive Vice President and Chief Financial Officer
InSight Health Services Corp. and InSight Health Services Holdings Corp.

Enclosures

ACKNOWLEDGED AND AGREED:

Dated: October 26, 2007	/s/ Bret W. Jorgensen
Bret W. Jorgensen

EXHIBIT A

Form of News Release

INSIGHT HEALTH SERVICES HOLDINGS CORP.

ANNOUNCES CHANGE IN ROLE OF CHIEF EXECUTIVE OFFICER

LAKE FOREST, Calif. October 26, 2007   InSight Health Services Holdings Corp. (“InSight”) (OTCBB:ISGT), today announced that Bret W. Jorgensen is leaving InSight as President and Chief Executive Officer, effective November 15, 2007, to pursue other interests; however, he will remain as a consultant to the Company for a six-month period to assist the Company during the transition. Mr. Jorgensen has served as InSight’s President and Chief Executive Officer for the past two years.

Wayne B. Lowell, the Company’s Chairman of the Board, stated, “Bret has led the Company through a very challenging time for itself and the industry. Shortly after he joined the Company in 2005, he assisted the Company in raising $300 million of senior secured floating rate notes used to repay other indebtedness. Over the past year, Bret led the Company through a restructuring, which included a prepackaged plan of reorganization involving a debt for equity exchange.”

Mr. Jorgensen stated, “We have spent the past two years improving the Company’s financial foundation so that it could be better positioned for the challenges ahead in the imaging industry. I’m proud that the Company completed its plan of reorganization so quickly and that the impact on the Company’s business was minimal. We made the best of a very difficult situation. At this point, it is time for the Company to have a renewed focus on continuing to serve our customers and grow the business.”

Mr. Lowell added, “We would like to thank Bret for his leadership over the past two years and are pleased he has agreed to assist us during the transition period.”

Until the Company completes the search process for a new Chief Executive Officer, Richard Nevins, a current director, will be appointed as Interim Chief Executive Officer and Kip Hallman, InSight’s Executive Vice President and Chief Strategy Officer, will act as Interim Chief Operating Officer.

About InSight

InSight, headquartered in Lake Forest, California, is a nationwide provider of diagnostic imaging services. It serves managed care entities, hospitals and other contractual customers in over 30 states, including the following targeted regional markets:  California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. As of June 30, 2007, InSight’s network consists of 101 fixed-site centers and 112 mobile facilities.

For more information, please visit www.insighthealth.com.

# #

EXHIBIT B

I.              Covenants Against Unfair Competition.

A.            Acknowledgments. Executive acknowledges that, as of the date hereof (i) the principal business of Company and its affiliates is the provision of diagnostic imaging, treatment and related management services through a network of mobile magnetic resonance imaging (“MRI”) and positron emission tomography (“PET”) facilities, fixed-site MRI and PET facilities and multi-modality centers, at times, together with other healthcare providers, utilizing the related equipment and computer programs and “software” and various corporate investment structures (“Company Business”); (ii) Company Business is primarily national in scope; (iii) the industry is highly competitive; and (iv) Executive’s duties hereunder will cause Executive to have access to and be entrusted with various trade secrets not readily available to the public or competitors, consisting of business accounts, lists of customers and other business contacts, information concerning Company’s relationships with actual or potential clients or customers and the needs or requirements of such clients or customers, budgets, business and financial plans, employee lists, financial information, artwork, designs, graphics, marketing plans and techniques, business strategy and development, know-how or other matters connected with Company Business, computer software programs and specifications (some of which may be developed in part by Executive under this Agreement), which items are owned exclusively by Company and used in the operation of Company Business (“Trade Secrets”). Notwithstanding the foregoing, the parties agree that the term “Trade Secrets” shall not include information which (i) is or becomes generally available to the public, without violation of any obligation of confidentiality by Executive, (ii) is or becomes available from a third party on a nonconfidential basis, provided that such third party is not bound by a confidentiality agreement concerning the Trade Secrets and (iii) is or has been independently acquired or developed by Executive without violating the provisions of this Section.

Executive further acknowledges that the Trade Secrets will be disclosed to Executive or obtained by Executive and received in confidence and trust for the sole purpose of using the same for the sole benefit of Company Business. Executive also acknowledges that such Trade Secrets are valuable to Company, of a unique and special nature, and important to Company in competing in the marketplace.

During and after the term of this Agreement (otherwise than in the performance of this Agreement), without Company’s prior written consent, Executive shall not divulge or use all or any of the Trade Secrets to or for any person or entity except (i) for the benefit of Company and as necessary to perform Executive’s services under this Agreement; and (ii) when required by law, and then only after consultation with Company or unless such information is in the public domain. In the event that Executive becomes or is legally compelled (whether by deposition, interrogatories, request for documents, subpoena, civil investigative demand or similar process) to disclose any Trade Secrets, Executive shall provide Company with prompt, prior written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. Executive agrees that his obligations under this Section shall be absolute and unconditional.

B.            Breach. Executive understands and agrees that Executive’s employment with Company may be terminated if Executive breaches this Agreement or in any way divulges such Trade Secrets. Executive further understands and agrees that Company may be irreparably harmed by any violation or threatened violation of this Agreement and, therefore, Company may be entitled to injunctive relief to enforce any of the provisions contained herein.

C.            Non-Compete. During the period of Executive’s employment, Executive will not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business within any metropolitan area in the United States or elsewhere in which Company is then engaged in Company Business. The parties acknowledge that in California and some states post-employment non-compete clauses may be generally unenforceable, but that other states and jurisdictions permit such agreements. Executive hereby agrees that Executive will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business as conducted at the effective date of termination of Executive’s employment by Company for or a period of twelve (12) months after the termination of Executive’s employment and that this Section will be enforceable to the greatest extent of the law.

D.            No Solicitation of Employees. During Executive’s employment and for a period of twelve (12) after the termination of Executive’s employment, Executive will not, either directly or indirectly, either alone or in concert with others, solicit or entice or participate in the solicitation or attempt to solicit or in any manner encourage employees of Company to leave Company or work for anyone that is in competition in any substantial way with Company Business (which in the case of the period following Executive’s termination, shall mean Company Business as conducted as of the effective date of termination of Executive’s employment with Company); provided, however, that the public listing, advertising or posting of an available position shall not constitute solicitation or an attempt to solicit hereunder and this subsection shall not preclude Executive from hiring an individual pursuant thereto.

E.             No Solicitation of Customers. Executive will not during the course of Executive’s employment, or for twelve (12) months thereafter, either directly or indirectly call on, solicit, or take away, or attempt to call on, solicit or take away any of Company’s customers on behalf of any business that is in competition in any substantial way with Company. Executive promises and agrees not to engage in any unfair competition with Company. During Executive’s employment, Executive agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with Company Business. In the event of the termination of Executive’s employment and for a period of twelve (12) months thereafter, Executive will not accept any employment or engage in any activities which Company shall determine in good faith to be competitive with Company, if the fulfillment of the duties of the competitive employment or activities would inherently require Executive to reveal Trade Secrets to which Executive has access or learned during Executive’s employment on behalf of any business that is in competition in any substantial way with Company.

F.             Return of Company Property. In the event of the termination of Executive’s employment, Executive will deliver to Company all devices, records, sketches, reports, proposals, files, customer lists, mailing or contact lists, correspondence, computer tapes, discs and design and other document and data storage and retrieval materials (and all copies, compilations and summaries thereof), equipment, documents, duplicates, notes, drawings, specifications, research tape or other electronic recordings, programs, data and other materials or property of any nature belonging to Company or relating to Company Business, and Executive will not take with Executive or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing. Company property includes personal property, made or compiled by Executive, in whole or in part and alone or with others, or in any way coming into Executive’s possession concerning Company Business or other affairs of Company or any of its affiliates.

G.            Disclosure and Assignment of Rights.

1.             (i)  Executive shall promptly disclose and assign to Company and its affiliates or its nominee(s), to the maximum extent permitted by Section 2870 of the California Labor Code, as it may be hereafter amended from time to time, all right, title and interest of Executive in and to any and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon in the United States and in all foreign countries, which Executive may invent, develop or improve, or cause to be invented, developed or improved, during the term of this Agreement or which are (i) conceived and developed during normal working hours, and (ii) related to the scope of Company Business. As used in this Agreement, the term “invent” includes “make”, “discover”, “develop”, “manufacture” or “produce”, or any of them; “invention” includes the phrase “any new or useful original art, machine, methods of manufacture, process, composition of matter, design, or configuration of any kind”; “improvement” includes “discovery” or “production”; and “patent” includes “Letters Patent” and “all the extensions, renewals, modifications, improvements and reissues of such patents”.

2.             Executive shall disclose immediately to duly authorized representatives of Company any ideas, inventions, discoveries, secret processes and methods and improvements covered by the provisions of paragraph (i) above, and execute all documents reasonably required in connection with the application for an issuance of Letters Patent in the United States and in any foreign country and the assignment thereof to Company and its affiliates or its nominee(s).

II.            Rights and Remedies Upon Breach. If Executive breaches, or threatens to breach, in any material respect any of the provisions of Exhibit B (“Restrictive Covenants”), Company shall, in addition to all its other rights hereunder and under applicable law and in equity, have the right to seek specific enforcement of the Restrictive Covenants by any court having jurisdiction, including, without limitation, the granting of a preliminary injunction which may be granted without the necessity of proving damages or the posting of a bond or other security, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Company and that money damages may not provide an adequate remedy to Company.

III.           Severability and Modification of Covenants.  Company and Executive agree and acknowledge that the duration, scope and geographic area of the Restrictive Covenants described in this Section are fair, reasonable and necessary in order to protect the good will and other legitimate interests of Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court of competent jurisdiction construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision or otherwise, such provision shall be deemed amended to the minimum extent required to make it enforceable and, in its reduced form, such provision shall then be enforceable and enforced.